Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Aurora Innovation, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, $0.00001 par value per share	457(c)	222,222,216	$2.96	$657,777,759.36	0.00011020	$72,487.11
		Total Offering Amounts				$657,777,759.36		$72,487.11
		Total Fees Previously Paid
		Net Fee Due						$72,487.11
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
(2) Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($3.28) and low ($2.64) prices of the registrant’s common stock reported on the Nasdaq Capital Market on July 19, 2023, which is within five business days prior to filing this registration statement.